 Exhibit 21.1

New Horizons Worldwide, Inc.

Subsidiaries:

New Horizons Education Corporation

New Horizons Computer Learning Centers, Inc.

New Horizons Computer Learning Centers APAC, L.L.C.

New Horizons Computer Learning Centers EMEA, L.L.C.

New Horizons Computer Learning Center of Chicago, Inc.

New Horizons Computer Learning Center of Metropolitan New York, Inc.

New Horizons Computer Learning Center of Santa Ana, Inc.

New Horizons Computer Learning Center of Cleveland, Ltd., L.L.C.

New Horizons Computer Learning Center of Memphis, Inc.

New Horizons Computer Learning Center of Nashville, Inc.

New Horizons Computer Learning Center of Hartford, Inc.

New Horizons Computer Learning Center of Albuquerque, Inc.

Nova Vista, L.L.C.

New Horizons Computer Learning Center of Charlotte, Inc.

New Horizons Computer Learning Center of Sacramento, Inc.

NHCLC of San Antonio, Inc.

New Horizons Computer Learning Center of Denver, Inc.